Exhibit 99. (p)(22)

DePrince, Race & Zollo, Inc.

Code of Ethics

I. Introduction

The policies in this Code of Ethics reflect DePrince, Race & Zollo, Inc.’s (“DRZ”) assumption and expectation of loyalty to the interests of DRZ and its clients on the part of each of DRZ’s access person. All of DRZ’s employees are considered access persons for purposes of this Code of Ethics. In the course of their service to DRZ, access persons must be under no influence which may cause them to serve their own or someone else’s financial interests over those of DRZ or its clients.

DRZ’s policies reflect its desire to detect and prevent situations involving actual or potential conflicts of interest, as well as situations involving only an appearance of conflict or of unethical conduct. DRZ’s business is one dependent upon public confidence. The mere appearance of possibility of doubtful loyalty is as important to avoid as actual disloyalty itself. The appearance of impropriety could besmirch DRZ’s name and damage its reputation to the detriment of all those with whom we do business.

The following policies and procedures have been designed and implemented to address personal trading of DRZ’s employees, Rule 204A-1 under the Investment Advisers Act of 1940 as well as Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”).

II. Risks

In developing this policy and procedures, DRZ considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees being able to cherry pick clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•	Employees misallocating client trades to favor or disadvantage certain clients or groups of clients.

•	One or more employees engage in an excessive volume of personal trading (as determined by the CCO and senior management) that detracts from their ability to perform services for clients.

•	Employees taking advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with DRZ.

•	Employees taking investment opportunities away from clients.

•	Employees improperly attempting to personally trade before client trades have been implemented.

•	The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act, as amended.

•	Employees attempting to obtain and use material non-public information or failing to appropriately report the receipt of such information to DRZ’s compliance personnel.

•	Employees serving as trustees or as directors of outside organizations. (This could present a conflict in a number of ways, for example, if DRZ wants to recommend the organization for investment or if the organization is one of DRZ’s service providers.)

•	Employees using firm property, including research, supplies, and equipment for personal benefit.

•	Employees improperly transferring confidential or sensitive information.

DRZ has established the following guidelines as an attempt to mitigate these risks.

III. Statement of General Principles

As a matter of policy, no access person shall engage in any act, practice or course of conduct that would violate the provisions of the Advisers Act or, with respect to those clients that are Investment Companies, Section 17(j) of the Investment Company Act and Rule 17j-1 thereunder. At all times DRZ’s access persons are required to place the financial interests of DRZ’s clients before their own. Accordingly, personal financial transactions by access persons of DRZ must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person’s position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with or on behalf of any client of DRZ.

Without limiting in any manner the fiduciary duty owed by access persons to DRZ’s clients or the provisions of this Code of Ethics, it should be noted that DRZ allows access persons to purchase or sell securities owned by the clients in the open marketplace; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in this Code of Ethics. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the clients’ portfolios. Nonetheless, DRZ’s compliance personnel will monitor all employee personal trading of reportable securities to ensure that such trading complies with this Code of Ethics.

Access persons must exercise extreme care to ensure that prohibitions of this Code of Ethics are not violated when making personal investment decisions with respect to any security. Further, personal investing by an access person should be conducted in such a manner so as to eliminate the possibility that the access person’s attention is diverted at the expense of attention that should be devoted to management of a client’s portfolio.

Technical compliance with procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate personal securities transactions which show a pattern of abuse by an access person from scrutiny. When considering personal investment activity, access persons should, at all times, ensure that they comply with their fiduciary duty to any client of DRZ.

DRZ and the Board of Directors reserve the right to apply stricter standards and procedures in practice. Such additional standards may from time to time be communicated to the firm’s employees. Under no circumstances will the standards, policies or procedures in this Code of Ethics be lessened without a formal revision of the Compliance Manual and approval from the Board of Directors.

IV. Background

Section 17(j) of the Investment Company Act, provides, among other things, that it is unlawful for any affiliated person of DRZ to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by a client, which is an investment company, in contravention of such rules and regulations as the SEC may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the SEC has adopted Rule 17j-1 which states that it is unlawful for any affiliated person of DRZ in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by a client:

(i)	to employ any device, scheme or artifice to defraud a client, which is an investment company;

(ii)	to make to a client, which is an investment company, any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(iii)	to engage in any act, practice or course of business which operates or would operate as fraud or deceit upon a client, which is an investment company; or

(iv)	to engage in any manipulative practice with respect to a client, which is an investment company

V. Definitions

For purposes of this Code of Ethics, the following definitions shall apply regardless if term is capitalized:

The term “access person” shall mean any director, officer or advisory person (as defined below) of DRZ.

1.	The term “advisory person” shall mean (i) every employee of DRZ (or of any company in a control relationship to DRZ) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by a client, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) every natural person in a control relationship to DRZ who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security.

2.	The term “beneficial ownership” or “beneficial interest” shall mean a direct or indirect “pecuniary interest” (as defined in subparagraph (a) (2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a) (2) of Rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of: (i) ownership of securities by any of such person’s immediate family members sharing the same household (including but not limited to: spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law); (ii) the person’s partnership interest in the portfolio securities held by a general or limited partnership; (iii) the existence of certain performance-related fees (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account; (iv) the person’s right to receive dividends from a security provided such right is separate or separable from the underlying securities; (v) the person’s interest in securities held by a trust under certain circumstances; and (vi) the person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes (a) a broad-based index option or future, (b) a right with an exercise or conversion privilege at a price that is not fixed, and (c) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

3.	The term “control” shall mean the power to exercise a controlling influence over the management or policies of DRZ, unless such power is solely the result of an official position with DRZ, all as determined in accordance with Section 2 (a) (9) of the 1940 Act.

4.	The term “client” shall mean an entity (natural person, corporation, investment company or other legal structure having the power to enter into legal contracts), which has entered into a contract with DRZ to receive investment management services.

5.	The term “investment company” shall mean a management investment company registered as such under the 1940 Act and for which DRZ is the investment adviser or sub-adviser regardless of whether the investment company has entered into a contract for investment management services with DRZ.

6.	The term “investment personnel” shall mean all portfolio and co-portfolio managers of DRZ and other advisory persons who assist the portfolio and co-portfolio managers in making investment decisions for a client, including, but not limited to, analysts of DRZ.

7.	The term “material non-public information” with respect to an issuer shall mean information, not yet released to the public that would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

8.	The term “purchase” shall include the writing of an option to purchase.

9.	DRZ defines “reportable security” as any security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by DRZ or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by DRZ.

10.	The term “Chief Compliance Officer” or “CCO” shall mean the officer or employee designated to oversee DRZ’s compliance program. The CCO shall oversee DRZ’s process to receive and review reports of purchases and sales by access persons.

11.	The term “Compliance Associate “ or “CA” shall mean the employee of DRZ designated from time to time to receive and review reports of purchases and sales by the CCO, and who shall act in all respects in the manner prescribed herein for the CCO should the CCO be unavailable.

12.	The term “sale” shall include the writing of an option to sell.

13.	The term “security” shall have the meaning set forth in Section 2 (a) (36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies for which DRZ does not serve as the investment adviser or sub-adviser, securities issued by the United States government, short-term securities which are “government securities” within the meaning of Section 2 (a) (16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may designated from time to time by DRZ.

14.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

15.	The term “significant remedial action” shall mean any action that has a material effect upon an access person, such as firing, suspending or demoting the access person, imposing a substantial fine or requiring the disgorging of profits.

VI. Substantive Restrictions on Personal Trading Activities

A. Prohibited Activities

While the scope of actions which may violate the Statement of General Principles set forth above cannot be completely and exactly defined, such actions would always include at least the following:

1.	In general, preclearance requests from an access person to, directly or indirectly, trade a security on the same day when DRZ is initiating the same position for client accounts will be denied. Example: DRZ does not own ABC security in any client portfolios. On January 15, DRZ decides to purchase ABC security for clients thereby prohibiting any employee to personally trade in ABC security on that day. If the targeted holding/block cannot be completed that day and runs the course of several days, employees will be prohibited from personally trading in that security for that entire period of time.

In addition, DRZ’s compliance personnel shall conduct periodic post trade analysis of employees’ personal trading to monitor for front running or other potential issues that may be contrary to the requirements this Code of Ethics.

2.	All personal trades in reportable securities must be pre-cleared by the CCO or the CA prior to their execution.

Reportable securities include:

a.	Stocks (including exchange-traded funds);

b.	Any security of a public company for which a DRZ employee sits on the Board of Directors or in a similar position;

c.	Initial Public Offerings (“IPOs”);

d.	Private Placements (securities of private operating companies or passive interests in pooled investment vehicles);

e.	Derivatives linked to any of the securities described in a. through d. above;

f.	Open-end mutual funds for which DRZ is the adviser; and

g.	Bonds or other fixed income investments that are not specifically excluded from the definition of “reportable security”.

If the access person is seeking preclearance for an IPO or private placement, the employee may complete the “Limited Offering & IPO Request and Reporting Form”, annexed hereto as APPENDIX C. Once pre-clearance is granted, the approval is only valid for one day. The CCO/CA may deny any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Investment personnel who have been authorized to acquire securities in a private placement must disclose such investment to the CCO and/or senior management when they are involved in DRZ’s subsequent consideration of an investment in the issuer. In such circumstances, the DRZ’s decision to purchase securities of the issuer must be independently reviewed by a DRZ portfolio manager or co-portfolio manager with no personal interest in the issuer. The review must be documented.

3.	No employee shall, directly or indirectly, communicate to any person who is not an employee any material non-public information relating to any client of DRZ or any issuer of any security owned by any client of DRZ, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf or any client of DRZ, except to the extent necessary to implement securities transactions on behalf of the client of DRZ.

4.	No access persons shall serve on the board of directors of any publicly traded or private company, absent prior written authorization and determination by DRZ’s Board of Directors that the board service would not conflict with client interests. All access persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business of otherwise which is likely to materially interfere with the effective discharge of responsibilities to DRZ and its clients.

5.	Access persons shall not, directly or indirectly, purchase for accounts the beneficially own, any security sold in an initial public offering of an issuer without obtaining prior written approval from the CCO or CA.

6.	Investment personnel shall not recommend any securities transaction with the intention of impacting the security’s current or future market price for their personal benefit. If such circumstances exist, the investment person must disclose any beneficial ownership interest in such securities or the issuer thereof to the CCO, CA or his/her supervisor including without limitation:

•	his or her beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

7.	No access person may purchase or sell directly or indirectly, for his or her own account or any account in which he or she may have a beneficial interest, any security that is subject to a firm-wide restriction. The CCO may authorize exceptions to this policy subject on a case-by-case determination.

B. Exempt Transactions and Conduct

This Code of Ethics shall not be deemed to be violated by any of the following transactions:

1.	Purchases or sales for an account over which the access person has no direct or indirect influence or control;

2.	Purchases or sales which are non-volitional on the part of the access person;

3.	Purchases which are part of an automatic dividend reinvestment plan;

4.	Purchases made by exercising rights distributed by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired by the access person from the issuer, and sales of such rights so acquired;

5.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class;

6.	Purchases or sales that have appropriately authorized in accordance with the pre-clearance procedures in this Code of Ethics;

7.	Purchases or sales made in good faith on behalf and at the instruction of a client; and

8.	Purchases or sales in DRZ’s profit sharing plans in which the CCO/CA will monitor the investment patterns to detect behavior that is inconsistent with the provisions of this Code of Ethics.

VII. Compliance Procedures

A. Records of Securities Transactions

Upon the written request of the CCO or CA, access persons are required to direct their brokers to supply to DRZ a timely electronic transactional data feed or duplicate copies of confirmations of all reportable securities transactions and copies of periodic statements for all securities accounts in which the access person has a beneficial ownership interest.

B. Personal Reporting Requirements

1. DRZ maintains personal trading information including holdings and transactional reports on the ComplySci Personal Trading system (“ComplySci”). On a periodic basis as required by Rule 204A-1, each access person must log onto the ComplySci system using their unique log-in information to review, acknowledge and certify that the information maintained is accurate and complete.

Alternatively, an access person may submit to the CCO/CA a report in the form annexed hereto as APPENDIX D or in similar form (such as a computer printout), which sets forth at least the information described in subparagraph 2 of this Section VII. B. The report shall reflect all reportable securities transactions during each quarterly period in which such access person has, or by reason of such transactions acquires or disposes of beneficial ownership of a reportable security. Such report shall also describe any new brokerage accounts established during the quarter.

2. Every report submitted by the access person, shall be provided to the CCO or CA not later than thirty (30) days after the end of each calendar quarter in which the transaction(s) to which the report relates was effected and shall contain the following information:

•	the name of the account holder, the date of each transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each security involved;

•	the nature of each transaction (i.e., purchases, sale or other type of acquisition or disposition);

•	the price at which each transaction was effected;

•	the name of the broker, dealer or bank with or through whom each transaction was effected; and

•	the date the access person submits the report.

If the access person had no reportable securities transactions during a quarterly period, the access person must nonetheless submit a certification via the ComplySci system. Alternatively the access person can submit to the CCO/CA a report on APPENDIX D, or similar form, within the time-frame specified above confirming that no reportable securities transaction were effected.

Employees are reminded that they must also report
transactions by members of the Employee’s immediate family
including spouse, children and other members of the
household in accounts over which the Employee has
Beneficial ownership, direct influence, indirect influence or control.

C. Disclosure of Personal Holdings

1. Each access person shall submit to the CCO/CA, an initial holdings report no later than 10 days after the person becomes an access person, which contains the following information:

(i) The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person; and

(ii) The name of any broker, dealer or bank with whom the access person maintained an account in which any securities (including the securities which are exempted from the definition of securities or reportable securities in Section IV.14.) were held for the direct or indirect benefit of the access person as of the date the person became an access person.

2. Each access person shall log onto the ComplySci system using their unique log-in information and review, acknowledge and certify that the information reflected on their annual holdings report is accurate and complete. The holdings report shall contain the following information, (with such information current as of a date no more than 30 days before the report is submitted):

(i) The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership; and

(ii) The name of any broker, dealer or bank with whom the access person maintained an account in which any securities (including the securities which are exempted from the definition of reportable securities in Section IV.B.) were held for the direct or indirect benefit of the access person.

D. Review of Reports

DRZ’s personal security transaction policy is designed to ensure compliance with Rule 204A-1and mitigate material conflicts of interest associated with employees’ personal trading activities. Accordingly, DRZ will closely monitor employees’ investment patterns.

DRZ’s Compliance staff will use the following procedures, among others, to monitor employee trading:

1. At the end of each calendar quarter, the CCO/CA shall review access persons’ personal transactions against transactions in client accounts during the quarter. The CCO/CA shall compare all reported personal securities transaction with completed portfolio transactions of clients to determine whether any violations of this Code of Ethics may have occurred. Before making any determination that a violation has been committed by any person, the CCO/CA shall give such person an opportunity to supply additional explanatory material.

3. If the CCO/CA determines that a material violation of this Code of Ethics has or may have occurred, he shall submit a written determination, together with the related report by the access person and any additional explanatory material provided by the access person to DRZ’s Board of Directors.

Frequent personal trading by employees is discouraged and may be questioned by the CCO, the employee’s supervisor or a Co-CEO at any time, in their sole discretion.

E. Annual Certification of Compliance

All access persons shall certify annually that they (i) have read and understand this Code of Ethics and recognize that they are subject hereto, (ii) have complied with the requirements of this Code of Ethics and (iii) have disclosed or reported all personal securities transactions, holdings and accounts which are required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

F. Joint Participation

Access persons should be aware that a specific provision of the Investment Company Act prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which an investment company is a “joint or a joint and several participant” with such person. Access persons are prohibited from engaging in joint ventures or creating joint enterprises with an investment company whose assets are managed by DRZ.1 Any transaction which suggests the possibility of a question in this area should be presented to the CCO for further review with legal counsel.

G. Reports to Mutual Funds

No less frequently than annually, DRZ must furnish to the board of directors of any United States mutual fund client, a written report that;

a.	Describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

b.	Certifies that DRZ has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

A copy of this Code of Ethics shall be submitted to the board of each mutual fund, prior to DRZ commencing operations as the fund’s investment advisor or sub-advisor, for review and approval. Thereafter, all material changes to this Code of Ethics shall be submitted to each mutual fund board for review and approval not later than (6) months following the date of implementation of such material change.

VIII. SANCTIONS

Any violation of this Code of Ethics shall result in the imposition of such sanctions as DRZ may deem appropriate under the circumstances, which may include, but are not limited to, removal, suspension of demotion from office, imposition of a fine, a letter of censure, suspension or permanent termination of personal trading privileges and/or restitution to the affected client of an amount equal to the net advantage the offending person shall have gained by reason of such violation.

The sanction of disgorgement of any profits realized may be imposed for violation of the prohibition against access persons, directly or indirectly, executing a personal securities transaction on a day during which a client has a completed or pending initial “buy” order. Additionally, in the event DRZ’s post trade analysis finds that personal trading is not in compliance with this Code of Ethics, the same or similar sanctions shall be applicable.

IX. RECORDKEEPING REQUIREMENTS

DRZ shall maintain and preserve in an easily accessible place:

a.	A copy of the Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

1 See Section 17d and Rule 17d-1 under the Investment Company Act of 1940.

b.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

c.	A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years, those reports submitted during the previous two years must be maintained and preserved in an easily accessible place; and

d.	A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics.

e.	The names of each person who is serving or who has served as CCO or CA within the past five years.

f.	A copy of each report made by DRZ to any mutual fund with respect to this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

g.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by access persons of initial public offerings or private placements, for at least five years after the end of the fiscal year in which the approval is granted.

X. GIFTS AND ENTERTAINMENT

DRZ holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes are broadly written, so Employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Gifts and Entertainment Given to Advisers of Mutual Funds - Regardless of the value, all gifts and entertainment given to employees of the adviser to a mutual fund for which is a client or perspective client of DRZ must be pre-approved by the CCO using the Form at Appendix A. Circumstances such as last minute plans which involve events of little or immaterial value, do not require pre-approval, but must be reported to the CCO the next business day.

Employees’ Receipt of Business Related Meals, Tickets to Sporting Events, Other Entertainment and Trips - Employees may attend business related meals, sporting events, other entertainment events or trips at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature. If the event is highly publicized such that the tickets may be selling in excess of their face value, the employee must consider the mark-up for the reporting requirements. Any single event with a value in excess of $500 to one person must be reported to the CCO on the Gifts/Entertainment form at Appendix A.

Employees’ Receipt of Business Related Gifts - Employees must report to the CCO their receipt of business related gifts over $500 by completing Appendix A. Reasonable business related gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to DRZ’s offices by service providers.

DRZ’s Business Related Gift and Entertainment Giving Policy – In the normal course of business, DRZ may provide gifts and entertainment to various individuals or entities such as clients, vendors, consultants, and service providers so long as they are not lavish or excessive. Employees must report to the CCO all gifts or entertainment in excess of $500 provided to one client representative by completing Appendix A.

Gifts Given to Taft-Hartley Funds - DRZ manages Taft-Hartley funds, any gratuity provided by DRZ to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported on Appendix A and Department Labor Form LM-10 within 90 days following the end of DRZ’s fiscal year. Accordingly, DRZ will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10 when applicable.

The Department of Labor has issued further guidance on the filing of Form LM-10 through its website (www.dol.gov).

ERISA - Employees are reminded that notwithstanding this policy, because DRZ manages accounts subject to the Employee Retirement Investment Securities Act (“ERISA”) as well as state and local government retirement accounts, gratuities received or provided should be kept to immaterial amounts and should be infrequent. Any proposed gratuity including meals, entertainment, gifts or any other item of economic value which suggests the possibility of a question in this area should be presented to the CCO for further review.

Gifts and Entertainment Given to State and Local Pension Officials – DRZ must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Lavish gifts or entertainment that do not have legitimate business purposes are prohibited. Accordingly, Employees should consider consulting with the CCO before providing any gifts or entertainment in connection with state and municipal pension, and similar plans.

All expenses paid by DRZ must be reported to DRZ’s Chief Financial Officer (“CFO”). The CFO will make all accounting records available to the CCO or CA. The CCO and CA shall be responsible for monitoring all reportable entertainment and gifts.

XI. MISCELLANEOUS

A.	Confidentiality

All information obtained from any access person hereunder shall be kept in strict confidence by DRZ, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

B.	Notice to Access Persons

DRZ shall provide all access persons with a copy of this Code of Ethics. The Code of Ethics and a complete copy of DRZ’s Compliance Manual shall be made available on the shared network drive available to all employees. All access persons are required to provide DRZ with a signed acknowledgement form indicating that they have received a copy and agree to comply with all provisions of this Code of Ethics.

C.	Exceptions

The CCO reserves the right to make, on a case by case basis, exceptions to any provisions under this Code of Ethics. Any exceptions made hereunder will be maintained in writing by the CCO.

D.	Further Information

Any question with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any securities transaction or transactions should be consulted with the CCO or CA.

DePrince, Race & Zollo, Inc.

Insider Trading Policy

General

Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”) requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, DRZ has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others for the purpose of personal benefit in violation of one’s fiduciary duty to an employer, client or more broadly in violation of the law.

Risks

In developing this policy and procedures, DRZ considered the firm’s exposure to the possibility of receiving material non-public information and acting on such information. This analysis includes risks such as:

•	An employee engages in various personal trading practices that wrongly make use of material non-public information resulting in harm to clients or unjust enrichment to the employee (These practices include trading ahead of clients passing or trading non-public proposed or intended information on to other persons).

•	DRZ’s investment personnel receive material non-public information and do not immediately inform DRZ’s compliance department. As a result trading in the name is not properly restricted or monitored.

•	An employee passes along material non-public information to others with no expectation of immediate and direct monetary benefit but with intention to benefit later through other means. Such intentions also violate applicable prohibitions on insider trading.

•	Employees are not aware of what constitutes inside information.

DRZ has established the following guidelines as an attempt to mitigate these risks.

Whom Does The Policy Cover?

This policy covers all of DRZ’s employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the employee is an officer, director or 10% or greater stockholder and a partnership of which the employee is a partner unless the employee has no direct or indirect control over the partnership.

Policy

DRZ’s policies strictly prohibits any employee from trading any security, either for his or her personal account or on behalf of others (including mutual funds and accounts managed by DRZ), while in possession of material nonpublic information specific to the issuer of the security or while in possession of material non-public information specific to the security itself, or communicating material nonpublic information to others in violation of the law. This prohibited conduct is often referred to as “insider trading.”

•	The Policy extends to each employee’s activities within and outside their duties at DRZ. Each employee must read and retain this statement.

•	Failure to comply with these procedures may cause an employee to be subject to disciplinary action, even if the Insider Trading and Securities Fraud Enforcement Act of 1988 or other securities law provisions have not been found specifically to have been violated.

What Is Insider Trading?

The Policy recognizes that the term “insider trading” (i) is not defined in the federal securities laws, and (ii) generally is used to refer to trading while in possession of material nonpublic information (whether or not one is an “insider”) and/or communication of material nonpublic information to others with the knowledge that the other party may use the information in a prohibited manner. The law in this area is not static, but is generally understood to prohibit, among other things:

1.	trading by an insider while in possession of material nonpublic information;

2.	trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

3.	trading while in possession of material nonpublic information concerning a tender offer (as detailed in Rule 14e-3 under the Securities Exchange Act of 1934); and

4.	wrongfully communicating, or “tipping,” material nonpublic information to others.

The Insider Concept

As a general guide for employees, components of what amounts to “insider trading” are defined below:

The concept of “insider” is broad. It includes officers, directors, trustees, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of those organizations. In addition, DRZ may become a temporary insider of a company to which it provides investment advice. According to the U.S. Supreme Court, for someone to be considered a temporary insider or insider by the company, the company must expect the outsider to keep the nonpublic information that has been disclosed to the outsider confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What Information Is Material?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if:

•	there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or

•	the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates not previously disseminated, material changes in previously-released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States, 484 U.S. 19 (1987), the U.S. Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the newspaper and whether or not those reports would be favorable.

What Information is Non-Public?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, on Bloomberg or in other publications of general circulation ordinarily would be considered public. Further, in certain circumstances, information disseminated to certain segments of the investment community may be deemed “public;” for example, research communicated through institutional information dissemination services such as First Call. (However, the fact that research has been disseminated through such a service does not automatically mean that it is public.) The amount of time since the information was first disseminated ordinarily is a factor regarding whether the information is considered public. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

•	In person;

•	In writing;

•	By telephone;

•	During a presentation;

•	By email, instant messaging, or Bloomberg messaging;

•	By text message or through Twitter; or

•	On a social networking site such as Facebook or LinkedIn.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-public Information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

Basis for Liability

Described below are circumstances under which a person or entity (including an investment adviser and its employees) may be deemed to have traded on inside information, and prohibitions applicable, in particular to investment advisers.

•	Fiduciary duty theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction; in such case, one party has a right to expect that the other party will not disclose any material nonpublic information and will refrain from trading. Chiarella v. United States, 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company as, among other things, attorneys and accountants (“temporary insiders,” as described above), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

•	Misappropriation theory. Another basis for insider trading liability is the “misappropriation theory.” Under this theory, liability is established when trading occurs based on material nonpublic information that was stolen or misappropriated from another person. In United States v. O’Hagan (1977), the U.S. Supreme Court upheld this theory of liability in a case involving an attorney who traded on information learned from his law firm about an impending takeover of one of the firm’s clients. As this case illustrates, the misappropriation theory can be used to reach an individual who knowingly trades on the basis of confidential information obtained from the individual’s employer or the employer’s agents even though there in no fiduciary relationship between the parties in question.

Penalties for Insider Trading

Penalties for insider trading are severe both for the individuals involved as well as for their employers. A person can be subject to some or all of the penalties listed below, even if he or she does not personally benefit from the violation. Penalties may include:

•	Jail sentences

•	Civil injunctions

•	Civil treble damages

•	Disgorgement of profits

•	Criminal fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	Fines for the employer or other controlling person of up to the greater of $1.0 million or three times the amount of the profit gained or loss avoided.

In addition, investment advisers and broker-dealers may be subject to substantial monetary penalties for a failure to supervise, if their personnel engage in insider trading. In connection with this violation, the SEC or other regulatory authority must establish that the firm either:

•	“knew or recklessly disregarded” evidence that an officer, employee or other “controlled person” was likely to engage in insider trading and failed to take appropriate steps to prevent it; or

•	knowingly or recklessly failed to establish written policies and procedures designed to prevent insider trading, and such failures substantially contributed to or permitted the occurrence of the violation.

In this regard, Section 204A of the Advisers Act requires investment advisers to (a) establish, and (b) enforce written supervisory procedures “reasonably designed” (taking into account the nature of the investment adviser’s business) to prevent trading on material nonpublic information by the adviser and its employees. Unless both (a) and (b) are complied with, the adviser may be subject to monetary penalties.

Thus, in addition to any of the penalties noted above, any violation of these policies or procedures should be expected to result in serious sanctions by DRZ, which may include: censure, suspension without pay, and termination of employment.

DRZ Procedures to Prevent Insider Trading

The following procedures have been established to aid in the prevention of insider trading. Every employee must follow these procedures or risk sanctions, including: dismissal, substantial personal liability and criminal penalties.

A.	Questions to Ask

Prior to trading for yourself or others, including advisory client accounts managed by DRZ, in the securities of a company about which you may have material non-public information, ask yourself the following questions:

•	Is this information that an investor would consider important in making an investment decision? Is this information that would affect the market price of the securities if generally disclosed?

•	To whom has this information been provided? Has it been effectively communicated to the marketplace?

B.	Action Required

If you are at all uncertain as to whether any information you have is “inside information,” you must:

•	Immediately report the matter to DRZ’s CCO/CA. If the CCO/CA believes that the information is in fact material non-public information, the CCO shall immediately communicate with DRZ’s portfolio managers to ensure that trading in the specific name is restricted. The Compliance staff will generally input the restriction into the Order Management System and ComplySci.

•	Refrain from purchasing or selling the securities; and

•	Not communicate the information inside or outside DRZ, other than as set forth directly above.

After the employee and appropriate officer of DRZ have reviewed the issue the CCO will determine whether any additional measures should be taken. DRZ may consult with outside counsel to the extent appropriate. The employee will be instructed to halt all trading in the security until the CCO has determined that information is no longer material and/or has been communicated to the general public.

C.	Certification

All employees of DRZ are required to certify that he or she has read and understood DRZ’s Insider Trading Policies and Procedures and acknowledge that he or she is subject to them. Further, each DRZ employee is required to certify, in writing, that he or she has complied with all of the requirements of these policies and procedures.

D.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to DRZ’s Code of Ethics, as well as the DRZ’s expectations regarding appropriate behavior of its employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between employees of DRZ and other market participants and trading counterparties. Employees should consult with the CCO regarding questions about the appropriateness of any communications.

Questions or Concerns

Any questions or concerns regarding DRZ’s Insider Trading Policies and Procedures should be directed to DRZ’s CCO, DRZ’s Chairman or Co-CEOs.